Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JUNIPER NETWORKS, INC.

Juniper Networks, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is Juniper Networks, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 10, 1997. A Restated Certificate of Incorporation was filed on February 24, 2014. An amendment to the Restated Certificate of Incorporation was filed on May 25, 2017.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Restated Certificate of Incorporation further amends the provisions of the Restated Certificate of Incorporation of the Corporation, as amended.

4. The terms and provisions of this Certificate of Amendment to the Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

5. Sections A and B of Article EIGHTH of the Restated Certificate of Incorporation of the Corporation, as amended, are hereby amended to read in their entirety as follows:

A. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director or officer of the Corporation or any subsidiary of the Corporation shall be personally liable to the Corporation or its stockholders and each director or officer shall otherwise be indemnified by the Corporation for monetary damages for breach of fiduciary duty as a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation and its subsidiaries shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director or officer of the Corporation, any predecessor of the Corporation or any subsidiary of the Corporation or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary of the Corporation.

IN WITNESS WHEREOF, Juniper Networks, Inc. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer this 2nd day of April, 2024.

JUNIPER NETWORKS, INC.

By:	/s/ Rami Rahim
Rami Rahim
Chief Executive Officer